                                                                     EXHIBIT 2.2

                             REGISTRATION RIGHTS AND
                  RESTRICTED STOCK AGREEMENT, DATED MAY 1, 2000


         THIS REGISTRATION RIGHTS AND RESTRICTED STOCK AGREEMENT (the "Agreement"), entered into as of the 1st day of May, 2000, by and between EASTERN LIVESTOCK CO., INC., a Kentucky corporation ("Eastern"), and EMERGE INTERACTIVE, INC., a Delaware corporation (the "Company"), and acknowledged, confirmed and agreed to by THOMAS P. GIBSON, an individual resident of the state of Kentucky ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employee is an employee and principal stockholder of Eastern;

         WHEREAS, as part of its cattle industry operations, Eastern conducts a business line commonly referred to as the "Rollover Business" (as defined in that certain Agreement for the Purchase and Sale of Assets entered into by the Company, on the one hand, and Eastern and Employee, on the other, on or about April 20, 2000 (the "Asset Purchase Agreement"));

         WHEREAS, pursuant to the Asset Purchase Agreement, among other things, the Company will purchase, and Eastern and Employee will sell, certain of the assets utilized in connection with the Rollover Business (collectively, the "Asset Purchase"), the closing of which will occur simultaneous with the execution of this Agreement;

         WHEREAS, a portion of the consideration paid by the Company to effect the Asset Purchase consists of the Sale Shares (as that term is defined in the Asset Purchase Agreement);

         WHEREAS, simultaneous with the execution and delivery of this Agreement and the closing of the transactions contemplated under the Asset Purchase Agreement, Employee is entering into an Employment Agreement (the "Employment Agreement") pursuant to which Employee will be employed as a Director of the Company's Cattle Auction Sales division;

         WHEREAS, simultaneous with the execution and delivery of this Agreement and the closing of the transactions contemplated under the Asset Purchase Agreement, Eastern and Employee are entering into a Supply and Support Agreement (the "Supply Agreement") pursuant to which such parties will provide certain assistance to the Company in connection with its conduct of the Rollover Business;

         WHEREAS, Eastern's and Employee's representations and warranties set forth in the Asset Purchase Agreement, their covenants and agreements contained in the Supply Agreement, and Employee's agreement to establish and maintain his employment relationship with the Company pursuant to the Employment Agreement are substantial and material inducements to the Company to execute and deliver the Asset Purchase Agreement and issue the Sale Shares pursuant thereto;

         WHEREAS, to provide recourse to the Company in the event of Eastern's or Employee's breach of any material term of any of the Asset Purchase Agreement, the Supply Agreement, or the Employment Agreement, it is necessary and in the best interests of the Company for it to impose certain restrictions on the transfer of the Sale Shares and to make provision for the imposition and payment of damages and/or liquidated damages (in the form of the assignment and transfer by Eastern to the Company of some or all of the Sale Shares) under certain circumstances; and

         WHEREAS, Eastern and Employee believe that it is reasonable and appropriate that Eastern accept the Sale Shares as partial consideration for the Asset Purchase subject to the transfer restrictions, damage satisfaction provisions, and other terms and conditions contained herein.

         NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and conditions herein contained, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

         1. Issuance of Sale Shares. Pursuant to the Asset Purchase Agreement, and conditioned upon the occurrence of the Closing (as defined therein), the Company hereby agrees to issue to Eastern the Sale Shares as of the date first written above (the "Issuance Date"), which date shall coincide with the Closing Date (as defined in the Asset Purchase Agreement). All of the Sale Shares shall be issued subject to the damage satisfaction provisions, transfer restrictions, and other terms and conditions that are contained in this Agreement.

         2.       Restrictions on Transfer.

                  a. Scope of Agreement. This Agreement shall apply to all Transfers (as defined below) of the Sale Shares and to any other shares of capital stock issued to Eastern pursuant to a stock split, stock dividend, reorganization, or similar transaction, or otherwise with respect to the Sale Shares (with all the Sale Shares and such other shares referred to herein as the "Stock").

                  b.       Restrictions on Transfer by Eastern.

                           (i)      Except as expressly provided in this
Agreement, Eastern shall not, without the prior written consent of the Company (which consent may be given or withheld in Company's sole discretion), sell, exchange, deliver or assign, dispose of, gift, pledge, mortgage, or otherwise encumber, transfer, or permit to be transferred ("Transfer"), all or any of the Stock. Effective as of each of the following dates, and provided that such Stock has not either become subject to a claim by the Company pursuant to the Section 3 below or been transferred and assigned to the Company pursuant to Section 3 below, the following portions of the Stock (on a cumulative basis) may be transferred free of any restrictions on Transfer imposed hereunder:

                                                                         CUMULATIVE PERCENTAGE
         TRANSFER RESTRICTIONS LAPSE DATE                                OF UNRESTRICTED STOCK
         --------------------------------                               ----------------------
         6 Months from Issuance Date                                            33.0%
         7 Months from Issuance Date                                            38.5%
         8 Months from Issuance Date                                            44.0%
         9 Months from Issuance Date                                            49.5%
         10 Months from Issuance Date                                           55.0%
         11 Months from Issuance Date                                           60.5%
         12 Months from Issuance Date                                           66.0%
         13 Months from Issuance Date                                           68.8%
         14 Months from Issuance Date                                           71.6%
         15 Months from Issuance Date                                           74.4%
         16 Months from Issuance Date                                           77.2%
         17 Months from Issuance Date                                           80.0%
         18 Months from Issuance Date                                           82.8%
         19 Months from Issuance Date                                           85.6%
         20 Months from Issuance Date                                           88.4%
         21 Months from Issuance Date                                           91.2%
         22 Months from Issuance Date                                           94.0%
         23 Months from Issuance Date                                           96.8%
         24 Months from Issuance Date                                          100.0%


         The twenty-four (24) month period described above shall be referred to as the "Restrictions Period." It is understood and agreed that upon the occurrence of an Event of Default (as defined in Section 3 below), the Restrictions Period shall be tolled until such time as the Company's claim with regard thereto is fully resolved, at which time, any Stock that would have become unrestricted pursuant to the above absent the tolling shall be unrestricted except and to the extent that such Stock is paid or payable as damages pursuant to Section 3 below. Any shares of Stock the Transfer of which is restricted pursuant to the terms of the preceding schedule shall be referred to herein as "Restricted Shares" (but only for so long as such restrictions shall apply). Any and all Restricted Shares shall, together with at least nineteen (19) related Stock Powers executed in blank, be placed in escrow with an escrow agent determined by the Company and reasonably acceptable to Eastern (the "Escrow Agent") pursuant to an escrow agreement in substantially the form attached hereto as Exhibit A (the "Escrow Agreement"). The Escrow Agreement shall provide that the Escrow Agent shall release the Stock (and the related Stock Powers) to Eastern in accordance with the above schedule unless and until it receives written notice from the Company that an Event of Default has occurred, at which time it shall cease the release of such Stock until such time as the Company instructs the Escrow Agent otherwise.

                           (ii)     Notwithstanding the restrictions on Transfer
contained in subsection (i) above, Eastern shall be permitted to transfer any or all of the Stock to Employee and Employee's family members, at the request of Eastern, provided that (A) Eastern delivers written notice to the

Company of such intention to transfer such Stock, (B) pursuant to an opinion of counsel acceptable to the Company, the transfer qualifies for an exemption from registration under applicable federal and state securities laws (or the shares of Stock to be sold have been previously registered in accordance with the provisions of Section 5 below), and (C) any such transferee joins in this Agreement and agrees to be subject to the restrictions on Transfer contained herein and be bound by the provisions of this Agreement, including without limitation, Section 3 below.

                           (iii)    Notwithstanding the restrictions on Transfer
contained in subsection (i) above, Eastern shall be permitted to sell, on an arm's length basis and for their then fair value, any or all of the Restricted Shares provided that: (A) Eastern delivers written notice to the Company of such intention to sell, (B) pursuant to an opinion of counsel acceptable to the Company, the sale qualifies for an exemption from registration under applicable federal and state securities laws (or the shares of Stock to be sold have been previously registered in accordance with the provisions of Section 5 below), and
(C) all of the proceeds attributable to such sale of any Restricted Shares are deposited with and delivered to the Escrow Agent (the "Escrowed Cash"). Any Escrowed Cash shall be released by the Escrow Agent to Eastern at such time as the Stock to which such Escrowed Cash was attributable would have been released in accordance with the procedures described in subsection (i) above. At the time of its release from escrow, such Escrowed Cash shall no longer be considered "Escrowed Cash" for purposes of this Agreement.

                  c. Permitted Transfer in the Event of Involuntary Transfer of Stock. In the event of the involuntary Transfer or the Transfer by operation of law of all or any portion of the Stock for any reason, including, without limitation, in connection with (i) a property division in conjunction with a proceeding for dissolution of marriage, (ii) a sale upon execution or in foreclosure of any pledge, encumbrance, hypothecation, lien or charge, (iii) an acquisition of an interest therein by a trustee or receiver in Bankruptcy, or
(iv) the death of Employee (with any such involuntary Transfer or Transfer by operation of law referred to herein as an "Involuntary Transfer" and such transferee (including any trustee, spouse, or personal representative) referred to herein as an "Involuntary Transferee"), all of the Stock registered on the books of the Company in the name of Eastern may be Transferred to the Involuntary Transferee, and the Transfer shall be registered on the books of the Company; provided, that, as a condition precedent to the Transfer of the Stock, the prospective Involuntary Transferee of the Stock shall provide to Company, if requested by Company, sufficient evidence of the legal right and authority of the prospective Involuntary Transferee to have the Stock so Transferred and registered. In the event that any Stock is Involuntarily Transferred to any party other than Company, the Involuntary Transferee shall take such Stock pursuant to all provisions, conditions, and covenants of this Agreement, and, as a further condition precedent to the Transfer of such Stock, the Involuntary Transferee shall agree in writing, for and on behalf of himself or itself, his or its legal representatives, and his or its transferees and assigns, to be bound by all terms of this Agreement as a party hereto, including, without limitation the terms of Section 4. In the event that there shall be any such Involuntary Transfer, all references herein to Eastern shall thereafter be deemed to include the Involuntary Transferee.

                  d. Stock Transfer Record. Company shall keep a stock transfer book in which shall be recorded the name and address of each shareholder. No Transfer or issuance of any Stock shall be effective or valid unless and until recorded in the stock transfer book. Company agrees not to record, and shall not be obligated to record, any Transfer or issuance of Stock in the stock transfer book unless the Transfer or issuance is in strict compliance with all provisions of this Agreement. Eastern agrees that, in the event it desires to make a Transfer within the terms of this Agreement, it shall furnish to Company such evidence of its compliance with this Agreement as may be reasonably required by the Board of Directors of, or counsel for, Company.

                  e. Endorsement on Stock Certificates. Each certificate representing Stock now or hereafter held by Eastern shall bear any legend or legends required by applicable securities laws and, in addition thereto, shall bear a statement in substantially the following form:

                  The voluntary or involuntary encumbrance, transfer, or other disposition (including, without limitation, any disposition pursuant to the laws of bankruptcy, intestacy, descent and distribution or succession) of the shares of stock evidenced by this certificate is restricted under the terms of a Registration Rights and Restricted Stock Agreement dated effective as of May 1, 2000, a copy of which is on file and available for inspection at the principal office of the Company.

         3.       Damages in the Event of Material Breach.

                  a. Event of Default. The Sale Shares have been issued to Eastern in partial consideration for Eastern and Employee entering into the Asset Purchase Agreement and the Supply Agreement, and Employee entering into the Employment Agreement, in reliance upon their representations and warranties contained therein, and in reliance upon the full and complete performances thereunder. The occurrence of any of the following events shall be considered an "Event of Default" (with the Events of Default described in subsections (i) and (ii) below being referred to herein as "Purchase Agreement Events of Default" and the Event of Default described in subsection (iii) below being referred to herein as an "Employment Agreement Event of Default"):

                           (i)      Either of Employee or Eastern materially
breaches any of his or its covenants or agreements as contained in the Asset Purchase Agreement, the Employment Agreement (other than as described in subsection (iii) below), and/or the Supply Agreement,

                           (ii)     Any of the material representations or
warranties made by Eastern or Employee in the Asset Purchase Agreement or the Supply Agreement are determined to be false, misleading or inaccurate, or

                           (iii)    Either of the following occur:

                                    (A)      The Company terminates Employee's
employment pursuant to Section 9 of the Employment Agreement (i.e., a termination by the Company "for Cause," as such term is defined in the Employment Agreement), or

                                    (B)      Employee's employment is terminated
pursuant to Section 12 of the Employment Agreement (i.e., a termination by Employee "without Cause," as such term is defined in the Employment Agreement).

                  b.       Determination and Payment of Damages.

                           (i)      Definitions. For purposes of this Section 3,
the following definitions shall apply: the "Security" shall mean all of the Restricted Stock and the Escrowed Cash, if any; and the "Determined Damages" shall mean, with respect to any claim brought by the Company against Eastern, the amount of damages as are determined by a court of competent jurisdiction (or as may be fixed by settlement agreement, arbitration or other mutually agreed procedure) to have resulted to the Company due to the occurrence of a Purchase Agreement Event of Default, together with any and all attorneys' fees and costs incurred by the Company in investigating, pursuing, enforcing and resolving such claim.

                           (ii)     Purchase Agreement Event of Default. In the
event a Purchase Agreement Event of Default (which would otherwise give rise to a claim under the indemnification provisions of Article 8 of the Asset Purchase Agreement) occurs during the Restrictions Period, all of the then Security shall, upon the Company providing written notice to Eastern, be subject to such claim for damages and be held by the Escrow Agent until such time as the Company's claim for damages is resolved and the Determined Damages are fixed, at which time the Escrow Agent shall release to the Company, as payment against such claim, all or that portion of the Security, as appropriate, as shall equal the amount of the Determined Damages. The value of any shares of Restricted Stock issued by the Escrow Agent to the Company in satisfaction of any Determined Damages shall be fixed based upon the average of the per share closing price of the Company's publicly traded shares, as reported in the Wall Street Journal for the five (5) business days immediately preceding the date such shares of Restricted Stock are disbursed out of escrow. The Escrow Agent shall further deliver that number of the Stock Powers as may be necessary in order to effect the transfer and assignment of the Restricted Stock by Eastern to the Company in accordance with this provision. The parties acknowledge and agree that the Company's rights and remedies hereunder are not its exclusive rights and remedies in the event of a Purchase Agreement Event of Default, and that Company is entitled to any other rights or remedies available to the Company under applicable law.

                           (iii)    Employment Agreement Event of Default. In
the event an Employment Agreement Event of Default occurs at any time during the Restrictions Period, Eastern and Employee shall be liable, jointly and severally, and shall pay to the Company, upon written demand by the Company, liquidated damages (the "Liquidated Damages") in an amount determined in accordance with the following table (with the amount of such Liquidated Damages to be equal to the amount reflected on such table based upon the date on which the Employment Agreement Event of Default actually occurred, and not the date that such Employment Agreement Event of Default may be agreed or otherwise determined by the parties, by adjudication, or otherwise, as having occurred):

             DATE OF OCCURRENCE OF EMPLOYMENT                                           AMOUNT OF
                AGREEMENT EVENT OF DEFAULT                                         LIQUIDATED DAMAGES
         ------------------------------------------------                          ------------------
         During the first 6 Months from the Issuance Date                              $14,000,000
         During the 7th Month from the Issuance Date                                    $9,400,000
         During the 8th Month from the Issuance Date                                    $8,625,000
         During the 9th Month from the Issuance Date                                    $7,850,000
         During the 10th Month from the Issuance Date                                   $7,075,000
         During the 11th Month from the Issuance Date                                   $6,300,000
         During the 12th Month from the Issuance Date                                   $5,525,000
         During the 13th Month from the Issuance Date                                   $4,750,000
         During the 14th Month from the Issuance Date                                   $4,350,000
         During the 15th Month from the Issuance Date                                   $3,950,000
         During the 16th Month from the Issuance Date                                   $3,550,000
         During the 17th Month from the Issuance Date                                   $3,150,000
         During the 18th Month from the Issuance Date                                   $2,750,000
         During the 19th Month from the Issuance Date                                   $2,350,000
         During the 20th Month from the Issuance Date                                   $1,950,000
         During the 21st Month from the Issuance Date                                   $1,550,000
         During the 22nd Month from the Issuance Date                                   $1,150,000
         During the 23rd Month from the Issuance Date                                     $750,000
         During the 24th Month from the Issuance Date                                     $350,000


         In such event, simultaneous with the delivery of such written demand, the Company shall deliver written notice of the occurrence of such Employment Agreement Event of Default to the Escrow Agent and the Escrow Agent shall deliver all or that portion of the Security, as appropriate, as shall equal the amount of the Liquidated Damages. The value of any shares of Restricted Stock issued by the Escrow Agent to the Company in satisfaction of any Liquidated Damages shall be fixed based upon the average of the per share closing price of the Company's publicly traded shares, as reported in the Wall Street Journal for the five (5) business days immediately preceding the date such shares of Restricted Stock are disbursed out of escrow. The Escrow Agent shall further deliver that number of the Stock Powers as may be necessary in order to effect the transfer and assignment of the Restricted Stock by Eastern to the Company in accordance with this provision. The parties acknowledge and agree that, in the event such Security is insufficient to satisfy the amount of the Liquidated Damages then due and payable, Eastern and Employee shall, jointly and severally, and within ten (10) days of the release of the Security from escrow, pay and remit the remaining balance of such Liquidated Damages to the Company.

                           (iv)     Adjustment to Security Release Schedule.

                                    (A)      Computation. In the event any
portion of the Security is utilized to satisfy any claim or damage (including any Liquidated Damages), the amount of the Security subject to the lapse of restrictions shall be modified such that (1) the amount of the Security to which the percentage contained in the table in Section 2(b)(i) is applied will be reduced by the amount of the Security disbursed in satisfaction of said claim or damage, and (2) no further Security shall be released until such time as the amount of Security actually released equals the amount of Security that should have been released based upon the adjustment made pursuant to Section 3(b)(iv)(A)(1).

                                    (B)      Example. The following example will
be used to illustrate the application of the principles contained in Section 3(b)(iv)(A) above. Security of $100 is being released at the rate of 5% per month, and at the conclusion of month 10 (i.e., the half-way point under this schedule, with $50 of Security having been released), $20 of Security is utilized to satisfy damages resulting from a claim. In this situation, following satisfaction of the claim, the monthly rate of release would decrease from $5 to $4 (i.e., ($100 - $20) x 5%), and the amount of Security that should have been released through such date would equal $40 (compared to the actual amount of $50). In order to "correct" the amount of Security that had been released (an "excess" of $10 of Security had been released in this example), no additional Security would be released for the next two months, in the third month, Security of $2 would be released. Thereafter, the release schedule would again continue at the rate of $4 per month, until released in full (or applied against subsequent damages).

         4.         Liquidated Damages.

                  (a) Eastern and Employee acknowledge and agree that the assignment and transfer of any or all of the Security upon the occurrence of an Employment Agreement Event of Default:

                           (i)      Constitute consideration for damages
resulting to the Company due to the occurrence of such Event of Default and are not as a form of penalty or restraint on trade of either Eastern or Employee, and that such damages result from a mutual determination by the parties based upon relevant factors including, but not limited to, the facts that a substantial part of the assets being purchased by the Company pursuant to the Asset Purchase Agreement comprise the represented goodwill and going concern of Eastern, and that Eastern's and Employee's compliance with the terms of the Supply Agreement and the terms of the Employment Agreement are substantial and material inducements, and primary conditions, to the Company's execution and delivery of, and performance under, the Asset Purchase Agreement, and that the Company would not have entered into or performed under the Asset Purchase Agreement but for the accuracy of the representations and warranties of Eastern and Employee under the Asset Purchase Agreement and but for the agreements by Eastern and Employee, as appropriate, to execute and deliver the Employment

Agreement, the Supply Agreement, and this Agreement and be bound by and perform under the terms and conditions contained in all such Agreements; and

                           (ii)     Are reasonable and appropriate under the
circumstances, including, without limitation, in recognition of the substantial purchase price paid by the Company pursuant to the Asset Purchase Agreement, and to protect and preserve the legitimate business interests of the Company.

                  (b) Eastern and Employee acknowledge and agree that neither party will assert as a defense to the imposition or payment of the Liquidated Damages described herein (i.e., the transfer and assignment to the Company (without further consideration) of any of the Security) that the Company has no (or insufficient) legitimate business interests to support the application of such remedy, or that the imposition of the Liquidated Damages provisions described in Section 3 are other than reasonable and appropriate to protect the Company's legitimate business interests.

                  (c) It is understood and intended by and between the parties hereto that the provisions of Section 3 shall be construed as an agreement independent of any other provision of this Agreement. The existence of any claim or cause of action that the Eastern or Employee might have against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Section 3 or in any way serve to offset the Liquidated Damages due and payable to the Company pursuant to Section 3 hereof.

         5.       Piggyback Registration Rights.

                  (a) If, at any time, the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction (as promulgated by the Securities and Exchange Commission under the Securities Act of 1933) (relating to registrations resulting from mergers, reorganizations or similar transactions), or a registration on any registration form which does not permit secondary sales, the Company will:

                           (i)      Promptly give Eastern written notice thereof
(which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

                           (ii)     Include in such registration (and any
related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Stock specified in a written request or requests, made by Eastern within thirty (30) days after receipt of the written notice from the Company described in clause (i) above, except as set forth in
Section 5(b) below. Such written request may specify all or a part of the Stock.

                  (b) If the registration of which the Company gives Eastern notice pursuant to Section 5(a)(i) above is for a registered public offering involving an underwriting, the Company shall so advise Eastern as a part of such written notice. In such event, Eastern's right to registration pursuant to Section 5 shall be conditioned upon Eastern's participation in such underwriting and the inclusion of Eastern's shares of Stock in the underwriting to the extent provided herein. All holders (including Eastern) proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company, which underwriters shall be reasonably acceptable to a majority in interest of the participating holders. Notwithstanding any other provision of this Section 5, if the underwriter advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriter may limit the number of shares of the Company's capital stock to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated on a pro rata basis among all of such holders.

                  (c) The Company shall bear all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 5. All Selling Expenses shall be borne by the holders, including the Company, of the securities so registered pro rata on the basis of the number of their shares so registered. For this purpose, "Registration Expenses" shall mean all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company; blue sky fees and expenses, and related expenses. "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of shares being registered and all fees and disbursements of counsel for any holder (other than the fees and disbursements of counsel included in Registration Expenses).

         6. Notice. Any notice under this Agreement shall be sufficient if in writing sent by certified mail, return receipt requested to Eastern at 1065 East Main Street, Louisville, Kentucky 40206, to Employee at 7892 Tandy Road, Lanesville, Indiana 47136, in either case with a copy to Middleton & Reutlinger, 2500 Brown & Williamson Tower, 401 South Fourth Avenue, Louisville, Kentucky 40202, Attn: James N. Williams, and to Company at 102nd Terrace, Sebastian, Florida 32958, Attn: Chief Executive Officer, with a copy thereof to Gray, Harris & Robinson, P.A., 201 East Pine Street, Orlando, Florida, 32801,
Attention: Michael E. Neukamm, or to such other address as any party shall designate by written notice to the other. The second day following posting of the written notice in the mails shall constitute the date of receipt.

         7. Jurisdiction. This Agreement shall be subject to and governed by the laws of the Commonwealth of Kentucky.

         8. Severability and Substitution of Valid Provisions. If any provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, and if such provision can be rendered enforceable by limiting its scope, then such provision shall be deemed revised to incorporate such limitation and shall be enforced to the full extent possible consistent with such limitation. In the event that any such provision cannot be rendered enforceable, then such invalidity shall not affect the validity or enforceability of any other portion of this Agreement, and this Agreement shall be construed, to the extent possible, as if such invalid provision were not contained herein.

         9. Waiver of Compliance. Any failure of either party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         10. Attorneys' Fees. In the event any dispute, arbitration, litigation or controversy arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such dispute, arbitration, litigation or controversy shall be entitled to recover from the other party all reasonable attorneys' fees, expenses and suit costs, including those associated with any appellate or post-judgment collection proceedings.

         11. Expenses. Each of the parties shall bear all expenses incurred by it in connection with the negotiation and execution of this Agreement and in the consummation of, and preparation for, the transactions contemplated by this Agreement.

         12. Construction. This Agreement, having been fully reviewed and negotiated by the parties and their respective counsel, shall be construed without regard to or aid of any rule, presumption or canon requiring or permitting construction against the party that caused this Agreement to be drafted. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         13. Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

         14. Amendment. This Agreement may be amended or modified only by a written instrument duly executed by each party to this Agreement.

         15. No Assignment. Eastern shall not assign its rights or delegate its obligations pursuant to this Agreement unless and until any such assignment or delegation shall first be consented to in a written instrument executed by the Company (with such consent to be given or withheld at the Company's sole discretion).

         16. Specific Performance. The parties declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a breach of this Agreement by a party hereto or a failure of a party hereto to otherwise perform any of the obligations under this Agreement. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any person against whom any such action or proceeding is brought hereby waives the claim or defense therein that such party has or had an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. Further, the parties hereto expressly agree that any non-breaching party shall have the right to injunctive relief or any other equitable remedy necessary or appropriate to cause specific performance for any failure to perform any obligation hereunder or for breach of any of the terms hereof, plus damages for such failure or breach to the maximum extent permitted by law.

         17. Entire Agreement. This writing constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be changed or modified except by a writing signed by the party or parties to be charged thereby.

         18. Headings. Section headings contained within are solely for the purpose of aiding in the speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement.

         19. Counterparts and Facsimiles. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All facsimile executions shall be treated as originals for all purposes.



                  [Remainder of Page Intentionally Left Blank]


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                       eMERGE INTERACTIVE, INC., a Florida
                                       corporation


                                       By: /s/ T. Michael Janney
                                           -------------------------------------
                                       Name: T. Michael Janney
                                             -----------------------------------
                                       Its:  CFO
                                             -----------------------------------



                                       EASTERN LIVESTOCK CO., INC., a
                                       Kentucky corporation


                                       By:  /s/ Thomas P. Gibson
                                           -------------------------------------
                                       Name: Thomas P. Gibson
                                             -----------------------------------
                                       Its:  President
                                             -----------------------------------


                                       ACKNOWLEDGED, CONFIRMED AND
                                       AGREED TO BY EMPLOYEE:


                                       /s/ Thomas Gibson
                                       -----------------------------------------
                                       Thomas Gibson




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